Exhibit 99.1

Investor Contact:

Megan Jones

Exact Sciences Corp.

meganjones@exactsciences.com

608-535-8815

Media Contact:

J.P. Fielder

Exact Sciences Corp.

jpfielder@exactsciences.com

608-210-5220

For Immediate Release

First-quarter revenue and Cologuard test volume increased 79 percent to $162 million and 334,000, respectively

•                  Estimated Cologuard market share increased to 4.6 percent during the first quarter

•                  Nearly 14,000 health care providers ordered their initial Cologuard test during the first quarter, and more than 160,000 have ordered since the test was launched

•                  Submitted an application to the FDA to expand Cologuard’s label to the 45-49 age group

MADISON, Wis., April 30, 2019 — Exact Sciences Corp. (Nasdaq: EXAS) today announced that the company generated revenue of $162.0 million and screened approximately 334,000 people with Cologuard during the quarter ended March 31, 2019. First-quarter 2019 revenue and test volume both grew 79 percent from the same period of 2018.

“Cologuard is changing how Americans get screened for colorectal cancer,” said Kevin Conroy, chairman and CEO of Exact Sciences. “The strong start to 2019 gives us confidence our investments in people, facilities and partnerships will help us achieve our goal of screening at least 40 percent of the eligible U.S. population with Cologuard.”

First-Quarter 2019 Financial Results

For the three-month period ended March 31, 2019, as compared to the same period of 2018 (where applicable):

•                  Revenue was $162.0 million, an increase of 79 percent, and test volume was 334,000, an increase of 79 percent

•                  Average Cologuard recognized revenue per test was $483, a decrease of $2

•                  Average Cologuard cost per test was $128, an increase of $4

•                  Gross margin was 73 percent, a decrease of 130 basis points

•                  Operating expenses were $187.0 million, an increase of 80 percent

•                  Net loss was $83.1 million, or $0.66 per share, compared to $39.4 million, or $0.33 per share

•                  Non-cash interest expense related to convertible debt was $19.6 million, or $0.16 per share, which included a one-time, non-cash loss on the extinguishment of debt of $10.6 million, or $0.08 per share

•                  Cash utilization was $77.0 million, compared to $53.7 million

•                  Cash, cash equivalents and marketable securities were $1.3 billion at the end of the quarter, including $236 million, net, raised in relation to the issuance of new convertible notes and the repayment of a portion of our previously-issued convertible notes

•                  Nearly 14,000 healthcare providers ordered their first Cologuard test during the first quarter, and more than 160,000 have ordered since the test was launched

2019 Outlook

•                  The company anticipates revenue of $725-$740 million during 2019, an increase from prior guidance of $710-730 million

The company’s guidance for revenue is a forward-looking statement. It is subject to various risks and uncertainties that could cause the company’s actual results to differ materially from the anticipated targets. There can be no assurance the company will meet these financial projections. See the cautionary information about forward-looking statements in the “Forward-Looking Statements” section of this news release.

First-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Tuesday, April 30, 2019, at 5 p.m. ET to discuss first-quarter 2019 results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-201-0168 and international callers should dial +1-647-788-4901.

An archive of the webcast will be available at www.exactsciences.com. A replay of the conference call will be available by calling 800-585-8367 domestically or 416-621-4642 internationally. The access code for the replay of the call is 4989449. The webcast, conference call and replay are open to all interested parties.

About Cologuard

Cologuard was approved by the FDA in August 2014 and results from Exact Sciences’ prospective 90-site, point-in-time, 10,000-patient pivotal trial were published in the New England Journal of Medicine in March 2014. Cologuard is included in the American Cancer Society’s (2018) colorectal cancer screening guidelines and the recommendations of the U.S. Preventive Services Task Force (2016) and National Comprehensive Cancer Network (2016). Cologuard is indicated to screen adults of either sex, 50 years or older, who are at average risk for colorectal cancer. Cologuard is not for everyone and is not a replacement for diagnostic colonoscopy or surveillance colonoscopy in high-risk individuals, including those with a history of colorectal cancer and advanced adenoma, a family history of colorectal cancer, IBD or certain hereditary syndromes. False positives and false negatives do occur. Any positive test result should be followed by a diagnostic colonoscopy. Following a negative result, patients should continue participating in a screening program at an interval and with a method appropriate for the individual patient. Cologuard performance when used for repeat testing has not been evaluated or established. Medicare and most major insurers cover Cologuard. For more information about Cologuard, visit www.cologuardtest.com. Rx Only.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on the early detection and prevention of some of the deadliest forms of cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. For more information, please visit the company’s website at www.exactsciences.com, follow Exact Sciences on Twitter @ExactSciences or find Exact Sciences on Facebook.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate” or other comparable terms. All statements other than statements of historical facts included in this news release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, anticipated results of our sales and marketing efforts, expectations concerning payer reimbursement and the anticipated results of our product development efforts. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our ability to successfully and profitably market our products and services; the acceptance of our products and services by patients and healthcare providers; our ability to meet demand for our products and services; the willingness of health insurance companies and other payers to cover our products and services and adequately reimburse us for such products and services; the amount and nature of competition from other cancer screening and diagnostic products and services; the effects of the adoption, modification or repeal of any law, rule, order, interpretation or policy relating to the healthcare system, including without limitation as a result of any judicial, executive or legislative action; the effects of changes in pricing, coverage and reimbursement for our products and services, including without limitation as a result of the Protecting Access to Medicare Act of 2014; recommendations, guidelines and quality metrics issued by various organizations such as the U.S. Preventive Services Task Force, the American Cancer Society, and the National Committee for Quality Assurance regarding cancer screening or our products and services; our ability to successfully develop new products and services; our ability to effectively utilize strategic partnerships, such as our Promotion Agreement with Pfizer, Inc., and acquisitions; our success establishing and maintaining collaborative, licensing and supplier arrangements; our ability to maintain regulatory approvals and comply with applicable regulations; and the other risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2019	2018

Revenue	$162,043	$90,296

Cost of sales	43,252	22,914
Gross margin	118,791	67,382

Operating expenses:
Research and development	32,016	14,935
General and administrative	64,030	35,567
Sales and marketing	90,939	53,408
Total operating expenses	186,985	103,910
Loss from operations	(68,194)	(36,528)

Other income (expense)
Investment income	6,655	3,673
Interest expense	(21,990)	(6,510)
Total other income	(15,335)	(2,837)

Net loss before tax	(83,529)	(39,365)

Income tax benefit (expense)	470	(59)

Net loss	$(83,059)	$(39,424)

Net loss per share - basic and diluted	$(0.66)	$(0.33)

Weighted average common shares outstanding - basic and diluted	126,248	121,016

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	March 31,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$285,200	$160,430
Marketable securities	997,506	963,752
Accounts receivable, net	56,095	44,239
Inventory, net	44,269	39,148
Prepaid expenses and other current assets	24,050	20,498
Property and equipment, net	291,629	245,259
Intangibles, net	45,610	46,281
Other long-term assets	26,189	4,415
Total assets	$1,770,548	$1,524,022

Liabilities and stockholders’ equity
Total current liabilities	$167,657	$136,169
Convertible notes, net	770,510	664,749
Long-term debt	24,787	24,494
Other long-term liabilities	6,821	9,475
Long-term obligations	23,833	8,194
Total stockholders’ equity	776,940	680,941
Total liabilities and stockholders’ equity	$1,770,548	$1,524,022